FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2010

Expedia, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51447	20-2705720
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 108th Avenue NE, Bellevue, Washington	98004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 679-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 18, 2010, Expedia, Inc., a Delaware corporation (the “Company”), entered into an amendment (the “Amendment”) to its existing revolving credit facility dated as of February 8, 2010, among the Company; Expedia, Inc., a Washington corporation; Travelscape, LLC, a Nevada limited liability company; TripAdvisor LLC, a Delaware limited liability company; Hotwire, Inc., a Delaware corporation; the lenders party thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent (such facility, the “Revolving Credit Facility”). The Amendment, among other things, extends the maturity of the Revolving Credit Facility to August 18, 2014, decreases the interest rate spreads on drawn amounts by 50 basis points, and decreases the commitment fee on undrawn amounts by between 5 basis points and 12.5 basis points (with the interest rate spread and commitment fee varying based on our senior unsecured debt ratings). The Amendment also makes certain other modifications to the covenants and other terms of the Revolving Credit Facility. JPMorgan Chase Bank, N.A. and J.P. Morgan Europe Limited and their affiliates have in the past performed, and may in the future perform, various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and reimbursement of expenses.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the actual Amendment, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see Item 1.01 above, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	First Amendment to the Credit Agreement, dated as of February 8, 2010, among Expedia, Inc., a Delaware corporation; Expedia, Inc., a Washington corporation; Travelscape, LLC, a Nevada limited liability company; TripAdvisor LLC, a Delaware limited liability company; Hotwire, Inc., a Delaware corporation; the lenders party thereto; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent, dated as of August 18, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

Date: August 20, 2010.	By:	/S/ MICHAEL B. ADLER
	Name:	Michael B. Adler
	Title:	Chief Financial Officer